                                                                    EXHIBIT 12.1

                       STATEMENT RE COMPUTATION OF RATIOS
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                YEAR ENDED DECEMBER 31,
                            ----------------------------------------------------------------
                                                                                      PRO
                                                                                     FORMA
                             1994       1995       1996       1997       1998        1998
                            -------   --------   --------   --------   ---------   ---------
RATIO OF EARNINGS TO FIXED
  CHARGES:
Earnings:
 Income (loss) before
   income taxes, minority
   interest and write-off
   of purchased research
   and development........  $51,048   $ 86,249   $ 99,052   $105,571   $(395,081)  $(400,831)
 Add: interest expense....    9,317     22,889     15,780     22,849      38,069      43,819
                            -------   --------   --------   --------   ---------   ---------
                            $60,365   $109,138   $114,832   $128,420   $(357,012)  $(357,012)
                            =======   ========   ========   ========   =========   =========
Fixed Charges(1):
 Interest expense.........  $ 9,317   $ 22,889   $ 15,780   $ 22,849   $  38,069   $  43,819
 Capitalized interest.....       --      1,978      3,770      5,419       3,540       3,540
                            -------   --------   --------   --------   ---------   ---------
                            $ 9,317   $ 24,867   $ 19,550   $ 28,268   $  41,609   $  47,359
                            =======   ========   ========   ========   =========   =========
Ratio of earnings to fixed
 charges(2)...............      6.5        4.4        5.9        4.5          --          --
                            =======   ========   ========   ========   =========   =========

                                THREE MONTHS ENDED MARCH 31,
                            -------------------------------------
                                                  PRO       PRO
                                                 FORMA     FORMA
                             1998      1999      1998      1999
                            -------   -------   -------   -------
RATIO OF EARNINGS TO FIXED
  CHARGES:
Earnings:
 Income (loss) before
   income taxes, minority
   interest and write-off
   of purchased research
   and development........  $45,117   $26,059   $43,679   $24,621
 Add: interest expense....    6,614    13,100     8,052    14,538
                            -------   -------   -------   -------
                            $51,731   $39,159   $51,731   $39,159
                            =======   =======   =======   =======
Fixed Charges(1):
 Interest expense.........  $ 6,614   $13,100   $ 8,052   $14,538
 Capitalized interest.....    1,718        --     1,718        --
                            -------   -------   -------   -------
                            $ 8,332   $13,100   $ 9,770   $14,538
                            =======   =======   =======   =======
Ratio of earnings to fixed
 charges(2)...............      6.2       3.0       5.3       2.7
                            =======   =======   =======   =======


---------------

(1) The majority of facilities and substantially all equipment is owned by the Company. Accordingly, the interest portion of rent expense is not significant.



(2) For the year ended December 31, 1998, the Company had a deficiency of earnings compared to its fixed charges of $(398,621) and a deficiency of pro forma earnings compared to its fixed charges of $(404,371).